Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Quarter Ended September 30, 2008

LEXINGTON, MA (November 3, 2008) – AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG), a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and nine months ended September 30, 2008.

As of September 30, 2008, the Company’s cash, cash equivalents and investments totaled $241.1 million.  Revenues for the quarter ended September 30, 2008 were $0.3 million as compared to revenues of $0.5 million for the same period in 2007.  Revenues for the nine month period ended September 30, 2008 were $1.4 million as compared to $2.2 million for the same period in 2007.

Total operating costs and expenses for the quarter ended September 30, 2008 were $24.8 million as compared to $11.7 million for the same period in 2007, an increase of $13.1 million.  Total operating costs and expenses for the nine month period ended September 30, 2008 were $57.8 million as compared to $31.0 million for the same period in 2007.  The increase in operating costs and expenses for both the quarter and the nine month period ended September 30, 2008 was primarily due to increased research and development expenses to expand the Company’s clinical development infrastructure and scale up the Company’s manufacturing capabilities, and increased selling, general and administrative expenses to prepare for the planned commercialization of ferumoxytol.

The Company reported a net loss of $23.6 million, or $1.39 per basic and diluted share, for the quarter ended September 30, 2008, as compared to a net loss of $7.0 million, or $0.42 per basic and diluted share, for the same period in 2007.  Net loss for the nine months ended September 30, 2008 was $49.9 million, or $2.94 per basic and diluted share, as compared to a net loss of $24.2 million, or $1.57 per basic and diluted share for the same period in 2007.

“We are working with the U.S. Food and Drug Administration (FDA) to address the Complete Response letter to our New Drug Application for ferumoxytol to treat iron deficiency anemia in chronic kidney disease patients. Concurrently, we are continuing our preparations for the planned U.S. commercial launch of ferumoxytol in the first quarter of 2009,”

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100 Hayden Ave, Lexington, MA 02421

(617) 498-3300

commented Brian J.G. Pereira, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “During the last quarter we made great progress in our transition to a commercial biopharmaceutical company.  We are committed to bringing ferumoxytol to market,” concluded Dr. Pereira.

Recent Corporate Highlights and Accomplishments

•                  Received a Complete Response letter from the FDA to the Company’s New Drug Application for ferumoxytol for the treatment of iron deficiency anemia in chronic kidney disease patients, whether or not on dialysis.  Three issues were raised in the FDA’s response letter, which included a request for certain clinical information, observations made during a Good Clinical Practice (GCP) inspection at one of the Company’s Phase III clinical sites, and observations noted during the pre-approval inspection of the Company’s manufacturing facility.  The Company is working with the FDA to address the Complete Response letter and believes that it will not need to conduct any additional clinical trials prior to approval.

•                  Initiated a Phase II study of ferumoxytol for vascular-enhanced magnetic resonance imaging (VE-MRI) in patients with peripheral arterial disease (PAD).  The study will enroll approximately 100 patients with PAD, who will be randomized into one of three dose cohorts.  Participants will undergo serial imaging with non-contrast magnetic resonance angiography, ferumoxytol VE-MRI, and digital subtraction angiography.  In August 2008, the FDA granted Fast Track designation to ferumoxytol for its development as a diagnostic agent for VE-MRI to improve the assessment of peripheral arterial disease in patients with known or suspected chronic kidney disease.

•                  Completed hiring of nearly the entire ferumoxytol sales force, medical science liaison group and account management team.  The planned sales force will include approximately 80 renal sales specialists and managers who will target over 5,000 nephrologists and hematologists in the U.S.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 p.m. ET to discuss the Company’s financial results, business highlights and its development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access.  A telephone replay will be available from approximately 5:30 p.m. ET on November 3, 2008 through midnight November 6, 2008.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 70792779.

An audio webcast of the call will be available through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 7:30 p.m. ET on November 3, 2008 through midnight December 3, 2008.

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About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

About Ferumoxytol

Ferumoxytol is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease.  In December 2007, the Company submitted a New Drug Application (NDA) to the FDA for marketing approval of ferumoxytol as an intravenous iron replacement therapy in chronic kidney disease patients.  In October 2008, the Company received a Complete Response letter from the FDA with respect to its NDA requesting certain additional information prior to the approval of ferumoxytol for marketing and sale in the U.S.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Any statements contained in this press release that do not describe historical facts, including but not limited to statements regarding the Company’s belief that it will not have to conduct any additional clinical trials prior to approval of ferumoxytol, any statements regarding the Company’s continued preparations for the planned commercial launch of ferumoxytol in the first quarter of 2009, statements regarding the size and design of our planned Phase II ferumoxytol imaging study, and statements regarding the anticipated size of our ferumoxytol sales force, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to adequately address the issues raised and provide the information requested by the FDA in the ferumoxytol Complete Response letter and obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or the possibility that we may not be able to address such issues, provide such information, or obtain such approvals in a timely manner; (2) the fact that we have limited sales and marketing expertise; (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement therapy and imaging markets; (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for ferumoxytol, if approved; (5) uncertainties regarding our ability to manufacture ferumoxytol; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings.  We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:	$260	$503	$1,358	$2,161

Costs and expenses (1):
Cost of product sales	3	39	78	297
Research and development expenses	10,269	5,776	22,153	17,032
Selling, general and administrative expenses	14,543	5,841	35,539	13,714
Total costs and expenses	24,815	11,656	57,770	31,043

Operating Loss	(24,555)	(11,153)	(56,412)	(28,882)

Interest and dividend income, net	2,021	4,121	7,486	8,712
Realized losses on investments, net	(1,321)	—	(1,237)	—
Litigation settlement	—	—	—	(4,000)

Net loss before income taxes	(23,855)	(7,032)	(50,163)	(24,170)

Income tax benefit	278	—	278	—

Net loss	$(23,577)	$(7,032)	$(49,885)	$(24,170)

Net loss per share - basic and diluted:	$(1.39)	$(0.42)	$(2.94)	$(1.57)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,001	16,838	16,989	15,393

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$1,049	$484	$2,641	$1,283
Selling, general and administrative	2,826	1,488	7,122	4,476

Condensed Consolidated Balance Sheets

	9/30/2008	12/31/2007

Cash, cash equivalents, and short-term investments	$180,720	$286,807
Long-term investments	$60,386	$—
Working capital	$169,302	$282,196
Total assets	$258,326	$294,851
Total stockholders' equity	$239,206	$285,954

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